Exhibit 21.1

BEST BUY CO., INC.

SUBSIDIARIES OF THE REGISTRANT*

State or Province of Formation
BBC Insurance Agency, Inc.	Minnesota
BBC Investment Co.	Nevada
BBY Networks, Inc.	Minnesota
BBC Property Co.	Minnesota
Best Buy Stores, L.P.	Delaware
Best Buy Purchasing LLC	Minnesota
Nichols Distribution, LLC	Minnesota
BestBuy.com, LLC.	Delaware
Best Buy Concepts, Inc.	Nevada
BBCAN Finance Company One, ULC	Nova Scotia
BBCAN Finance Company Two, ULC	Nova Scotia
BBCAN Financial Services, L.P.	Alberta
Future Shop Acquisition Inc.	Nova Scotia
Future Shop Ltd. Future Shop Ltée	Nova Scotia
Cicero Electronics Ltd.	Canadian Federal
FutureGard Reinsurance Ltd.	Turks & Caicos
Futureshop.com Ltd.	British Columbia
BBCAN Intangibles, Limited Partnership	British Columbia
BBCAN Listibles, Limited Partnership	British Columbia
FutureShop, Inc.	Washington
Vycom Partners LLP	Washington
Future Shop (U.S.) L.P.	Washington
Magnolia Hi-Fi, Inc.	Washington
Musicland Stores Corporation	Delaware
The Musicland Group, Inc.	Delaware
Media Play, Inc.	Delaware
MG Financial Services, Inc.	Delaware
MLG Internet, Inc.	Delaware
Musicland Retail, Inc.	Delaware
On Cue, Inc.	Delaware
Request Media, Inc.	Delaware
Suncoast Motion Picture Company, Inc.	Delaware
Suncoast Group, Inc.	Delaware
Suncoast Retail, Inc.	Delaware
TMG Caribbean, Inc.	Delaware
TMG Virgin Islands, Inc.	Delaware
Redline Entertainment, Inc.	Minnesota
vpr Matrix, Inc.	Minnesota
CP Gal Ritchfield, LLC	Delaware

*                                         Indirect subsidiaries are indicated by indentation.